EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST Enters Medical Cold Chain Market through Acquisition of

Assets of Z-Sciences Corp.

Brings innovative, ultra-cold storage technology to thermal solutions platform and provides further expansion into Life Sciences industry

MT. LAUREL, NJ – October 7, 2021 – inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets, including automotive, defense/aerospace, industrial, medical, semiconductor and telecommunications, today announced it has acquired substantially all of the assets of Z-Sciences Corp. a developer of ultra-cold storage solutions for the medical cold chain market. The terms of the Z-Sciences acquisition were not disclosed.

“This small, tuck-in acquisition is an ideal demonstration of our strategy to grow through innovative technologies with an eye towards fast growing, adjacent markets. Integrating Z-Sciences into inTEST provides both a low-cost method for adding ultra-cold storage to our ultra-cold test solutions offerings and allows us to gain a presence in the medical cold chain market with a portfolio of refrigeration and freezer solutions. We believe we can further advance Z-Sciences ultra-cold storage and refrigeration solutions by leveraging our engineering expertise, manufacturing capabilities and financial strength to rapidly grow the business,” commented Richard N. “Nick” Grant, Jr., President & CEO.

He added, “Life Sciences is a key target market for inTEST. With the acquisition of this technology, we are enhancing our medical offerings and with some incremental investments, we believe we can build a scalable solution to accelerate growth in cold chain applications.” The Company estimates the targeted addressable cold chain market of niche, underserved applications to be approximately $200 million.

Founded in 2004 by Jean Fallacara and based in Montreal, Canada, Z-Sciences develops and sells high-performance biomedical refrigerators and freezers that meet versatile applications, including ultra-cold storage solutions for biological sample banks, blood safety, vaccine safety, medical supplies and reagent safety. Mr. Fallacara and his staff will be joining inTEST and the business will be integrated into the Thermal segment. In connection with his prospective employment, Mr. Fallacara would receive a multi-year restricted stock award with vesting provisions which would be contingent upon achieving future performance milestones related to sales growth and profitability of products related to the Z-Sciences business.

Mr. Grant concluded, “We have a robust acquisition pipeline that we are building by capitalizing on the depth and breadth of relationships we have throughout our various target markets and industries. Our team has identified a set of acquisition targets that we believe will bring differentiated or innovative technologies, provide complementary capabilities, such as ultra-cold storage, or enable deeper and broader reach within our targeted industries and geographies. While we expect to grow organically through new product development, sales channel enhancements and marketing prowess, we are focused on programmatic acquisitions being a key element of our growth as well.”

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About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, medical, industrial, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach and market expansion. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates,” “target”, “estimate” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as our ability to realize the potential benefits of acquisitions or dispositions and the successful integration of any acquired operations; our ability to grow our presence in the cold chain market, the success of our strategy to diversify our business by entering markets outside the Semi Market; the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Treasurer and Chief Financial Officer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908